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                                                                    EXHIBIT 99.2

May 6, 1999

Dear Fellow Stockholder:

The attached announcement of our first quarter results shows clearly that our company continues to perform extremely well. This is our sixth quarterly earnings announcement since the IPO, and in each quarter we have met or exceeded every earnings target set by every research analyst covering our stock. The tremendous increase in our year-over-year earnings per share has been driven by both impressive internal growth and by excellent results in our acquisition program. We believe that we have successfully put together the best operating company in our sector, one that is positioned very well for continued growth for years to come. Unfortunately, investors have been paying little attention lately to companies like ours. During the first quarter of 1999 alone, over $5 billion flowed out of small cap institutional funds and into the large cap and internet sectors, taking away a lot of the buy-side support the small caps have historically relied upon. What has resulted is perhaps the largest valuation gap ever between small and large cap stocks.

There are some encouraging signs that this trend is beginning to reverse itself, but market trends come and go, and are not under our control anyway, so we aren't letting the current trend deter us from moving our company forward. We are continuing to build value for our shareholders in several important ways.

 . Our operating focus is paying dividends as shown by our strong internal growth rate.

 . Working together, our companies are obtaining new work they likely would not have gotten alone. Recent successful collaborations have involved Trinity and Atlantic, Commercial Air and Romanoff, and Air Systems, Pacific Rim and Linford. These are just a few real-life, early-stage examples of the benefits in having a cohesive national network.

 . Our national account program continues to gain momentum as evidenced by our recent agreements with AutoZone, Blockbuster, and IBM.

 . Our utility alliance efforts also are building up steam. We have closed on initial projects with Pacific Gas & Electric Energy Services and Duke Solutions, and we have over $60 million in other projects currently under proposal.

 . Our acquisition program continues to post impressive results. By continually adjusting our acquisition prices to reflect the trading multiple being applied to our own stock, and by increasing the percentage of cash given in selected transactions, we are adding quality companies to our team at prices that are accretive to our earnings per share. We have a strong acquisition pipeline in place, which indicates our momentum will continue.

If the stock market isn't giving us much credit at the moment for the value we are creating, some savvy corporate players are taking notice. In recent weeks we have seen several large companies validate the soundness of creating a national company in our industry.

 . ServiceMaster recently acquired ARS.
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 . Lennox announced its own initial public offering and is attempting to build its own contractor network.

 . Apollo Capital is backing a recapitalization of Building One Services.

These are not insignificant events...very large amounts of money are being invested in the growth of our industry. As the value of having a cohesive national company becomes more apparent, our attractiveness to investors should be enhanced, both in the sense of having the best coverage in the major markets we serve and in having the strongest infrastructure for managing a multi-billion dollar enterprise. We have now demonstrated that we can successfully do what we set out to do, and we think that the upside in our company today is becoming clearer to the investment community.

We believe that our business plan has never made more sense than it does today. We believe that our industry is strong and vital. We believe that our operating companies and our people are clearly a cut above the industry norm. We believe we will have few competitors for the 15-20% of our $120 billion industry that we estimate is represented by national account and utility alliance opportunities.

Our track record is excellent, our potential is great, and we are continually adding value to our company. We'll keep taking advantage of every opportunity we have to improve our position, and one of these days we'll see our stock price more accurately reflect our strong fundamentals.

Thanks for your continued support.

                                      Best regards,



                                      J. Patrick Millinor, Jr.
                                      Chief Executive Officer